Exhibit 99.1

Pulmatrix Announces Resolution of Contract Dispute with Cipla

LEXINGTON, Mass., November 9, 2021 – Pulmatrix, Inc. (NASDAQ: PULM), a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology, today announced that it has completed an amendment to Pulmatrix’s agreement with Cipla Technologies, LLC (“Cipla”) for the development and commercialization of Pulmazole. The completion of the amendment resolves Pulmatrix’s previously disclosed dispute with Cipla regarding the continued funding of the development costs for Pulmazole.

Pursuant to the 2nd Amendment Cipla will continue to reimburse Pulmatrix for 50% of all third-party costs for the development of Pulmazole, provided Cipla will only be required to reimburse Pulmatrix for 40% of Pulmatrix dedicated personnel and consulting costs (“direct costs”). Upon the timely achievement of certain development milestones, Cipla will reimburse another 10% of Pulmatrix’s “direct costs”. The development milestones for Pulmatrix’s planned Phase 2b clinical trial include the dosing of 25% of participants in the clinical trial by June 30, 2023, and the delivery of top-line data results to the joint steering committee for the program by June 30, 2024. If the development milestones are not achieved within 9-months of such dates either party may terminate its obligation to fund its share of development costs. Pulmatrix also granted Cipla exclusive rights to the development and commercialization of Pulmazole in the “Cipla Territory” (India, Nepal, Yemen, Iran, South Africa, Sri Lanka, Myanmar and Algeria) in exchange for, under certain circumstances, 2% royalties on net sales of Pulmazole in the Cipla Territory. For more information about the 2nd Amendment please refer to Pulmatrix’s Current Report on Form 8-K to be filed with U.S. Securities and Exchange Commission on or around the date of this press release.

Pulmatrix successfully completed a Type C Meeting with the U.S. Food and Drug Administration (FDA) in February of 2020 and intends to initiate a Phase 2b clinical study of Pulmazole in allergic bronchopulmonary aspergillosis (ABPA) with registration endpoints in Q1 2023 with topline data expected Q2 2024, which may enable a Phase 3 registration study.

“We are pleased to have come to this resolution which will enable the continued development of Pulmazole globally with our valued partners at Cipla,” said Ted Raad, Chief Executive Officer of Pulmatrix. “After a successful Type C Meeting with the FDA, we are now ready to resume clinical activities with Pulmazole which has the potential to address the underlying cause of ABPA while avoiding the side effects of oral antifungals and prolonged steroid treatment.”

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary and non-pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline includes treatments for serious lung diseases such as allergic bronchopulmonary aspergillosis (“ABPA”), COPD, and neurologic disorders such as acute migraine. Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the impact of the novel coronavirus (COVID-19) on the Company’s ongoing and planned clinical trials; the geographic, social and economic impact of COVID-19 on the Company’s ability to conduct its business and raise capital in the future when needed; delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; the ability to secure and enforce legal rights related to the Company’s products, including patent protection; and the outcome of the Company’s dispute with Cipla regarding the continued development of Pulmazole. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com

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